Exhibit 4.81

Twelve Seas Sponsors I LLC 135 E. 57th Street, 8th Floor New York, NY 10022

December 20, 2019

CONFIDENTIAL

Twelve Seas Investment Company

135 E. 57th Street, 8th Floor

New York, NY 10022

Re:	Amendment of Promissory Notes

Dear Sirs;

Twelve Seas Investment Company, a Cayman Islands exempted company (“Maker”), promised to pay to the order of Twelve Seas Sponsors I LLC or its registered assigns or successors in interest or order (“Payee”), the amounts borrowed the certain Promissory Note dated April 4, 2019 (the “$500k Note”) and the certain Promissory Note dated October 21, 2019 (the “$265k Note”), and collectively the “Notes”. The terms of both Notes are contained within the Notes, and any defined terms herein shall have the meaning as provided within the Notes themselves.

The parties hereby agree to amend the $500k Note, as follows:

Section 1. Repayment. The Maturity Date of the $500k Note is amended to be the earlier of (i) the Company’s completion of a follow-on offering of its common stock, or (ii) June 30, 2020. The principal balance may continue to be prepaid at any time, at the election of Maker.

Section 2. Interest. The $500k Note shall continue to be non-interest bearing through the revised Maturity Date.

Section 14. Assignment. Payee shall be permitted to assign the $500k Note.

Section 15. Conversion. This section is hereby deleted, and the $500k Note shall no longer have the option to convert into equity securities of the Company.

The parties hereby agree to amend the $265k Note, as follows:

Section 1. Repayment. The Maturity Date of the $265k Note is amended to be January 31, 2020.

Section 2. Interest. The $265k Note shall continue to be non-interest bearing through the revised Maturity Date.

Section 14. Assignment. Payee shall be permitted to assign the $265k Note.

This agreement shall satisfy the waiver requirements of Section 13 for both Notes with respect to all amendments and consents contained herein.

[Signature page follows]

Twelve Seas Sponsors I LLC 135 E. 57th Street, 8th Floor New York, NY 10022

Please execute a copy of this letter of intent to signify your agreement with the foregoing.

Sincerely,

TWELVE SEAS SPONSORS I LLC

By:	/s/ Stephen A. Vogel
	Name:	Stephen A. Vogel
	Title:	Managing Member

By:	/s/ Bryant B. Edwards
	Name:	Bryant B. Edwards
	Title:	Managing Member

Agreed to and accepted as of this 20th day of December 2019:

Twelve Seas Investment Company

By:	/s/ Stephen N. Cannon
Name:	Stephen N. Cannon
Title:	Chief Financial Officer